EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


323 Railroad Corporation, a Connecticut Corporation

UB Darien, Inc., a Connecticut Corporation

UB Danbury, Inc., a Connecticut Corporation

UB Somers, Inc., a New York Corporation

UB Dockside, LLC, a Delaware Limited Liability Company

UB Railside, LLC, a Delaware Limited Liability Company

UB Yorktown, LLC, a Delaware Limited Liability Company

Scarborough Associates, L.P., a Delaware Limited Partnership

UB Stamford, L.P., a Delaware Limited Partnership

Eastchester Mall Associates, L.P., a Delaware Limited Partnership